As filed with the Securities and Exchange Commission on January 29, 2015

Registration No. 333-186157

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to

Form S-3

Registration Statement No. 333-186157

UNDER

THE SECURITIES ACT OF 1933

AUXILIUM PHARMACEUTICALS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	23-3016883
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification No.)

640 Lee Road

Chesterbrook, Pennsylvania 19087

(484) 321-5900

(Address, including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Rajiv De Silva

President and Chief Executive Officer

Auxilium Pharmaceuticals, Inc.

640 Lee Road

Chesterbrook, Pennsylvania 19807

(484) 321-5900

(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

With a copy to:

Alison S. Ressler

Sullivan & Cromwell LLP

1888 Century Park East

Los Angeles, California 90067

(310) 712-6600

Approximate date of commencement of proposed sale to the public: Not applicable. Removal from registration of securities that were not sold pursuant to the above referenced registration statement.

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If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

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If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box  ☒.

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). (Check one):

Large accelerated filer	☒	Accelerated filer	☐

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DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the following Registration Statement filed by Auxilium Pharmaceuticals, Inc. (the “Company”) on Form S-3ASR (the “Registration Statement”):

•	Registration Statement No. 333-186157, originally filed with the Securities and Exchange Commission on January 23, 2013.

The Company is filing this Post-Effective Amendment No. 1 to its Registration Statement to withdraw and remove from registration the unissued and unsold securities issuable by the Company pursuant to the above referenced Registration Statement.

On January 29, 2015, pursuant to the Amended and Restated Agreement and Plan of Merger (the “Merger Agreement”), dated as of November 17, 2014, among the Company, Endo International plc, a public limited company incorporated under the laws of Ireland (“Endo”), Endo U.S. Inc., a Delaware corporation and Avalon Merger Sub Inc., a Delaware corporation (“Merger Sub”), Merger Sub merged with and into the Company, with the Company continuing as the surviving corporation and an indirect wholly owned subsidiary of Endo.

As a result of the consummation of the transactions contemplated by the Merger Agreement, the Company has terminated all offerings of its securities pursuant to the above referenced Registration Statement. In accordance with an undertaking made by the Company in the Registration Statement to remove from registration by means of a post-effective amendment any securities which remain unsold at the termination of the offering, the Company hereby removes and withdraws from registration all securities of the Company registered pursuant to the Registration Statement that remain unsold as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Malvern, State of Pennsylvania, on this January 29, 2015.

AUXILIUM PHARMACEUTICALS, INC.

By:	/s/ Rajiv De Silva
Name:	Rajiv De Silva
Title:	President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Rajiv De Silva	President, Chief Executive Officer and Director	January 29, 2015
Rajiv De Silva

/s/ Suketu P. Upadhyay	Executive Vice President, Chief Financial Officer and Director	January 29, 2015
Suketu P. Upadhyay